Exhibit 4.1

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of ____, 2021, by and among Sono Group N.V., a Dutch public limited liability company (“Company”), Sono Motors GmbH, a German private limited liability company (“Guarantor”) and each of the parties listed as Investors on the Schedule attached hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the Company is in the process of preparing the serial production of a solar and battery powered e-mobility vehicle. In order to finance completion of the development and start of production, the Company intends to raise additional equity in an IPO (as defined below). In order to allow for the implementation of its business plan until the date of the envisaged IPO, the Company secured liquidity in several financing transactions, amongst others, the issuance of Notes (as defined below);

WHEREAS, in December 2020, the Company issued senior unsecured notes in the aggregate principal amount of €6.8 million divided into notes with a principal amount of €100,000 (the “Principal Amount”) each (the “Notes” and each a “Note”) guaranteed by the Guarantor and convertible upon certain events into new ordinary shares in the capital of the Company (the “Settlement Shares”) in accordance with the terms and conditions of the Notes;

WHEREAS, a potential conversion of the Notes shall require a private deed of issue of the Settlement Shares to be executed on or about the closing date of the an initial public offering of the Company (the “IPO”);

WHEREAS, the Company sold under several subscription agreements between the Company, the Guarantor and the relevant Investor (the “Subscription Agreements”) 68 Notes in a principal amount of €100,000 per Note, i.e. with an aggregate principal amount of €6.8 million, to the Investors at a price equal to 100 per cent. of the Principal Amount; and

WHEREAS, pursuant to the Subscription Agreements, the Investors may demand registration of the Settlement Shares and the parties hereof seek to restate the corresponding rights and obligations thereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Material Adverse Effect” means a material adverse change, or any development reasonably likely to involve a material adverse change, in the condition, financial, operational, legal or otherwise, or in the business affairs or prospects of the Guarantor or its subsidiaries, whether or not arising in the ordinary course of business, or any development reasonably likely to result in an adverse effect on the Guarantor’s ability to perform its obligations under this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

2.             REGISTRATION RIGHTS.

(1)	Demand Registration.

(a)	If the Company receives, upon the expiration of six months after the effective date of an IPO conducted on a U.S. stock exchange and where a class of the Company’s equity securities are registered with the Securities and Exchange Commission (“SEC”) (“US IPO”), a written request demand for registration under the Securities Act from one or more Investors holding Settlement Shares (the “Registrable Securities”) representing at least 10 per cent. of the Settlement Shares then outstanding, then the Company shall, within 10 days after the receipt thereof, give a written notice of such request to all Investors and shall, if Investors holding at least 25 per cent of the Registrable Securities elect to participate in such registration, subject to the limitations of Section 2(1)(b), use its best efforts to effect as soon as reasonably and commercially practicable, the registration under the Securities Act of all Registrable Securities which the Investors request to be registered within 20 days after notice is provided by the Company. Registrations under this Section 2(1) shall be on such appropriate registration form of the SEC or other governmental entity as shall be selected by the Company and shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in the request for such registration.

(b)	If the Investors initiating the registration request under this Section 2(1) (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2(1) and the Company shall include such information in the written notice referred to in Section 2(1)(a). The underwriter will be selected by the majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Investor to include its Registrable Securities in such registration shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Investor) to the extent provided herein. All Investors proposing to distribute their Registrable Securities through such underwriting shall (together with the Company as provided in Section 2(4)(e) hereto) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2(1), if the underwriter advises the Company and the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Company shall so advise all Investors of the Registrable Securities which would otherwise be underwritten pursuant hereto, and the amount of Registrable Securities that may be included in the underwriting shall be allocated among all Investors thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities held by each Investor; provided, however, that in each case the amount of Registrable Securities to be included in such underwriting shall not be reduced unless all securities other than Registrable Securities are first entirely excluded from the underwriting; and provided, further, that if the reduction reduces the total amount of Registrable Securities included in such underwriting to less than 40 per cent. of the Registrable Securities initially requested for registration by the Initiating Holders, such offering shall not be counted as a registration for the purpose of subsection (d)(i) below.

(c)	Notwithstanding the foregoing, if the Company furnishes to the Initiating Holders a certificate signed by the two or more members of the management board stating that in the good faith judgment of the management board, it would be materially detrimental to the Company and its shareholders for such registration statement to either be filed, become effective or remain effective because such action would involve Company prematurely disclosing information which the Company has a bona fide business purpose for preserving as confidential and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking such action until the earlier of (x) the date that is sixty (60) days after the request of the Initiating Holders is given, (y) the filing of a Form 6-K or publication or a press release including material information that the Company has a bona fide business purpose for preserving as confidential and not disclosing prematurely and (z) the cessation of consideration of a transaction that would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company which was the reason for the Company exercising this right; provided, however, that the Company may not utilize this right more than once in any twelve month period.

(d)	In addition to and without prejudice to Section 2(4) hereto, the Company shall not be obligated to effect, or take any action to effect, any registration pursuant to this Section 2(1):

(i)	after the Company has effected six registrations pursuant to this Section 2(1) and such registrations (x) have been declared or ordered effective, or (y) have been closed or withdrawn at the request of the Initiating Holders (other than as a result of a Material Adverse Effect);

(ii)	during the period commencing on the date 45 days prior to the date of filing (as estimated by the Company in good faith) of, and ending on the date 120 days after the effective date of, a registration subject to Section 2(2) hereto (other than a registration relating solely to the sale of securities to participants in a Company share plan, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or an SEC Rule 145 transaction); provided that the Company uses its reasonable best efforts to cause such registration statement under Section 2(2) hereto to become effective; or

(iii)	if the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on Form F-3 or Form S-3 (or any successor form that provides for short-form registration), as the case may be and the Company is complying with Section 2(3).

(2)	Company Registration. If (but without any obligation to do so) the Company proposes to register (including, for this purpose, a registration effected by the Company for shareholders other than the Investors) any of its securities under the Securities Act (or such applicable securities laws, as the case may be), in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company share plan, an offering or sale of securities pursuant to a registration statement on Form F-4 or Form S-4 (or any successor form), as the case may be, a registration of securities in a transaction under Rule 145 promulgated under the Securities Act, or in any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time and promptly (or as soon as is reasonably and legally practicable) give each Investor that holds Registrable Securities a written notice of such registration. Upon the written request of any Investor who confirms to the Company that its rights under Section 2 have not lapsed pursuant to Section 2(11) given within 10 days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 2(7) hereto, cause to be registered under the Securities Act the Registrable Securities that each such Investor has requested to be registered. For the avoidance of doubt, registration pursuant to this Section 2(2) shall not be deemed to be a demand registration as described in Section 2(1) above. There shall be no limit on the number of times the Investors may request registration of Registrable Securities under this Section 2(2).

(3)	Form F-3 or S-3 Registration. In case the Company receives from Investors that hold at least 10 per cent. of the Registrable Securities then outstanding, a written request or requests that the Company effect a registration on Form F-3 or Form S-3, as the case may be, and any related qualification or compliance with respect to all or a part of the Registrable Securities held by such Investors, as the case may be, the Company shall:

(a)	promptly give a written notice of the proposed registration, and any related qualification or compliance, to all other Investors; and

(b)	if Investors holding at least 25 per cent of the Registrable Securities elect to participate in such registration, as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Investors’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Investors joining in such request as are specified in a written request given within 5 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2(3):

(i)	if Form F-3 or Form S-3, as the case may be, is not available for such offering by the Investor(s);

(ii)	if the Investor(s), together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate offering price to the public (before any underwriters’ discounts or commissions) of less than US$5,000,000; or

(iii)	if the Company furnishes to the Investor(s) a certificate signed by the two or more members of the management board of the Company stating that, in the good faith judgment of the management board, it would be materially detrimental to the Company and its shareholders for such registration on Form F-3 or Form S-3 (as the case may be) to be effected at such times for such registration statement to either be filed, become effective or remain effective because such action would involve Company prematurely disclosing information which the Company has a bona fide business purpose for preserving as confidential, the Company shall have the right to defer the filing of the registration statement on Form F-3 or Form S-3 (as the case may be) until the earlier of (x) the date that is sixty (60) days after receipt of the request of the Investors under this Section 2(3), (y) the filing of a Form 6-K or publication of a press release including material information that the Company has a bona fide business purpose for preserving as confidential and not disclosing prematurely and (z) the cessation of consideration of a transaction that would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company which was the reason for the Company exercising this right; provided, however, that the Company shall not utilize this right more than once in any twelve month period.

(c)	Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Investors. Registrations effected pursuant to this Section 2(3) shall not be counted as demands for registration or registrations effected pursuant to Sections 2(1) or 2(2) hereto.

(4)	Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)	prepare and file with the SEC (or such other governmental authorities, as the case may be) a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Investors that hold of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 150 days;

(b)	prepare and file with the SEC (or such other governmental authorities, as the case may be) such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act (or such other applicable securities laws, as the case may be) with respect to the disposition of all securities covered by such registration statement for up to 150 days;

(c)	furnish to the Investors such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act (or such other applicable securities laws, as the case may be), and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities held by them;

(d)	use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as may be reasonably requested by the Investors;

(e)	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering including participation by the Company's management in a customary management and documentary due diligence process and the procurement by the Company of customary comfort letters, legal opinions and negative assurance letters from the Company's auditor and counsel; and each Investor participating in such underwriting shall also enter into and perform its obligations under such agreement;

(f)	notify each Investor covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act (or such other applicable securities laws, as the case may be) of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading; such obligation shall continue until the earlier of (i) the sale of all Registrable Securities registered pursuant to the registration statement of which such prospectus forms a part, or (ii) withdrawal of such registration statement;

(g)	use its commercially reasonable efforts to cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h)	provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case no later than the effective date of such registration.

(5)	Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Investor that such Investor shall upon request of the Company (i) if reasonably necessary to comply with legal obligations or the provision of confidential information by the Company enter into a customary confidentiality agreement with the Company and (ii) furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Investor’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Sections 2(1) and 2(3) hereto if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration fails to reach or exceed the number of shares or the anticipated aggregate offering price originally required to trigger the Company’s obligation to initiate such registration as specified in Sections 2(1)(a) or 2(3)(b)(ii) hereto, whichever is applicable.

(6)	Expenses of Registration.

(a)	Expenses of Demand Registration. All expenses (other than underwriting discounts and commissions and such underwriting expenses to be borne by the underwriters and stock transfer taxes or similar duties) incurred in connection with registrations, filings or qualifications pursuant to Section 2(1) hereto for each Investor (which right may be assigned as provided in Section 2(9) hereto), including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of counsel for the selling Investors shall be borne by the Company.

(b)	Expenses of Company Registration. All expenses (other than underwriting discounts and commissions and such underwriting expenses to be borne by the underwriters) incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 2(2) for each Investor (which right may be assigned as provided in Section 2(9) hereto), including all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of counsel for the selling Investors shall be borne by the Company.

(c)	Expenses of Registration on Form F-3 or Form S-3. All expenses (other than underwriting discounts and commissions and such underwriting expenses to be borne by the underwriters) incurred in connection with registrations requested pursuant to Section 2(3) for each Investor (which right may be assigned as provided in Section 2(9) hereto), including all registration, filing, qualification, printers’ and legal and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of counsel for the selling Investors shall be borne by the Company.

(7)	Underwriting Requirements. If a registration statement for which the Company gives a notice pursuant to Section 2(2) is for an underwritten offering, then the Company shall so advise the Investors as part of such written notice. In such event, the right of any Investor to include its Registrable Securities in a registration pursuant to Section 2(2) shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting to the extent provided herein. All Investors proposing to distribute their Registrable Securities through such underwriting shall (together with the Company and the other holders of securities of the Company whose securities are to be included in such registration and underwriting) enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation on the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated (i) first, to the Company, (ii) second, to each of the Investors requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based upon the total number of Registrable Securities then held by each such Investor; provided, however, that no exclusion of such Investors’ Registrable Securities shall be made unless all other shareholders’ securities are first excluded; and provided, further, that in any underwriting that is not in connection with the Company’s IPO, the amount of Registrable Securities included in the offering shall not be reduced below 20 per cent. of the Registrable Securities requested to be included in such offering, and (iii) third, to the other shareholders. If any Investors disapproves of the terms of any such underwriting, such Investor may elect to withdraw therefrom by written notice to the Company and the underwriter(s) at least 30 days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Investor that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and stockholders of such Investor, or the estates and family members of any such partners, stockholders and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Investor,” and any pro rata reduction with respect to such “Investor” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Investor,” as defined in this sentence.

(8)	Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)	To the extent permitted by applicable laws, the Company will indemnify and hold harmless each Investor, any “underwriter” (as defined in the Securities Act) for such Investor and each person, if any, who controls such Investor or underwriter within the meaning of the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained in such registration statement or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Investor, underwriter or Controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2(8)(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Investor, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or results from a Violation which occurs solely as a result of any written information furnished expressly for use in connection with such registration by such Investor, underwriter or controlling person.

(b)	To the extent permitted by applicable laws, each selling Investor will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Investor selling securities in such registration statement and any controlling person of any such underwriter or other Investor, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or results from any Violation by such Investor, in each case to the extent (and only to the extent) that such Violation occurs solely as a result of any written information furnished by such Investor expressly for use in connection with such registration; and each such Investor will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2(8)(b), in connection with investigating, defending or settling any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2(8)(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor (which consent shall not be unreasonably withheld); provided, further, that in no event shall any indemnity under this Section 2(8)(b) exceed the net proceeds from the offering actually received by such Investor.

(c)	Promptly after receipt by an indemnified party under this Section 2(8) of a notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2(8), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver a written notice to the indemnifying party within a reasonable time after the commencement of any such action, if actually and materially prejudicial to its ability to defend such action, shall relieve such indemnifying party from any liability to the indemnified party under this Section 2(8), but the omission to deliver a written notice to the indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party otherwise than under this Section 2(8). No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(d)	If the indemnification provided for in this Section 2(8) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by an Investor under this Section 2(8)(d) exceed the net proceeds from the offering actually received by such Investor. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)	The obligations of the Company and Investors under this Section 2(8) shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2.

(9)	Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by an Investor with the consent of the Company (not to be unreasonably withheld). For the purposes of determining the amount of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a business entity who are Affiliates, retired Affiliates of such entity (including spouses and ancestors, lineal descendants and siblings of such Affiliates or Affiliates who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the business entity; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2. “Affiliate” means an affiliate within the meaning of § 15 of the German Stock Corporation Act (Aktiengesetz).

(10)	Reports under the Exchange Act. With a view to making available to the Investors the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit an Investor to sell securities of the Company to the public pursuant to a registration on Form F-3 or Form S-3, as the case may be, or without registration, the Company agrees to:

(a)	make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)	file with the SEC (or such governing authorities, as applicable) in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, or other applicable securities regulations; and

(c)	furnish to any Investor, so long as accurate and so long as the Investor owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any successor form that provides for short-form registration) (at any time after it so qualifies), as the case may be, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Investor of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

(11)	Termination of Registration Rights. No Investor shall be entitled to exercise any right provided for in this Section 2 after the earlier of (i) three (3) years following the consummation of an IPO by the Company, and (ii) such time as Rule 144 is available for the sale of all (and not less than all) of such Investor’s Settlement Shares (with all transfer restrictions and restrictive legends removed upon such sale) to the public during a ninety day period without registration.

3.                   MISCELLANEOUS.

(1)	Assignment. No Third-Party Beneficiaries. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto, other than as expressly set forth in Section 2.

(2)	Amendments and Modifications. Upon the written agreement of the Company, the Guarantor and the Investors holding at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that any amendment hereto or waiver hereof that adversely affects one Investor, solely in his, her or its capacity as a holder of Notes or Registrable Securities, in a manner that is materially different from the other Investors (solely in their capacities as holders of Notes or Registrable Securities) shall require the consent of the Investor so affected. No course of dealing between any Investor, the Company or the Guarantor and any other party hereto or any failure or delay on the part of an Investor, the Company or the Guarantor in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of such Investor, the Company or the Guarantor. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(3)	Priority. Upon signing of this Agreement, the terms of this Agreement shall replace the provisions of the Subscription Agreement insofar as this Agreement provides differently, however, any other rights and claims under the Subscription Agreement remain unaffected.

(4)	Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day or (ii) one Business Day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:

If to the Company or the Guarantor:

Waldmeisterstrasse 76
Munich, 80935
Germany
Attn: ###
Email: ###

If to an Investor:

To the address set forth under such Investor’s signature to this Agreement.

(5)	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

(6)	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

(7)	Entire Agreement. Subject to Section 3(3), this Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

(8)	Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

By:
Name:
Its:

GUARANTOR:

By:
Name:
Its:

INVESTORS:

By:
Name:
Its:

SCHEDULE

Investors

[to be inserted]